                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               COGNEX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    192422103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            Rule 13d-1(b)

            Rule 13d-1(c)

            {X} Rule 13d-l(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 192422103                    13G                     PAGE 2 OF 6 PAGES
         --------------

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS       Robert J. Shillman
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
  NUMBER OF       5.       SOLE VOTING POWER
   SHARES                  4,789,416
                  --------------------------------------------------------------
BENEFICIALLY      6.       SHARED VOTING POWER
  OWNED BY                 0
                  --------------------------------------------------------------
   EACH           7.       SOLE DISPOSITIVE POWER
 REPORTING                 4,789,416
                  --------------------------------------------------------------
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,797,116   (1)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.2%       (2)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2
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CUSIP NO. 192422103                    13G                     PAGE 3 OF 6 PAGES
         --------------


ITEM 1(A).        NAME OF ISSUER:

                  COGNEX CORPORATION
                  --------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Vision Drive, Natick, MA  01760
                  --------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                  Robert J. Shillman
                  --------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  C/O Cognex Corporation, One Vision Drive, Natick, MA  01760
                  --------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  USA
                  --------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  192422103
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)    [ ]      Broker or dealer registered under Section 15 of the
                           Exchange Act;

           (b)    [ ]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

           (c)    [ ]      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act;

           (d)    [ ]      Investment company registered under Section 8 of the
                           Investment Company Act;

           (e)    [ ]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

           (f)    [ ]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);


                                       3
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CUSIP NO. 192422103                    13G                     PAGE 4 OF 6 PAGES
         --------------


           (g)    [ ]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

           (h)    [ ]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

           (i)    [ ]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)    [ ]      Group, in accordance with Rule 13d-1(1)(ii)(J).

ITEM 4.           OWNERSHIP.

           (a)    Amount beneficially owned:  4,797,116  (1)

                  --------------------------------------------------------------

           (b)    Percent of class:  11.2%  (2)

                  --------------------------------------------------------------

           (c)    Number of shares as to which such person has:

                   (i)      Sole power to vote or to direct the vote                 4,789,416
                                                                                     ---------

                   (ii)     Shared power to vote or to direct the vote                       0
                                                                                     ---------

                   (iii)    Sole power to dispose or to direct the disposition of    4,789,416
                                                                                     ---------

                   (iv)     Shared power to dispose or to direct the disposition
                            of                                                               0
                                                                                     ---------
           (1)   Aggregate amount of beneficial ownership includes (i)
                 4,606,966 of such shares held by Mr. Shillman and (ii) options exercisable as of December 31, 2002 or exercisable within sixty days of December 31, 2002 to purchase 182,450 of such shares. Also includes 700 shares owned by Mr. Shillman's spouse and 7,000 shares owned by Mr. Shillman's children.

           (2) Based on 42,627,876 shares of common stock outstanding as of December 31, 2002, and 182,450 shares subject to options exercisable as of December 31, 2002 or exercisable within 60 days of December 31, 2002. `



                                       4
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CUSIP NO. 192422103                    13G                     PAGE 5 OF 6 PAGES
         --------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATIONS.

                  Not applicable


                                       5
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 13, 2003
                                             -----------------------------------
                                             (Date)


                                             /s/ Robert J. Shillman
                                             -----------------------------------
                                             (Signature)



                                             Robert J. Shillman, CEO
                                             -----------------------------------
                                             (Name/Title)


LIBC/1681943.1